Exhibit 21
Affiliates and Subsidiaries of Wisconsin Public Service Corporation December 31, 2008

Wisconsin Public Service Corporation+
WPS Leasing, Inc.+
Wisconsin Valley Improvement Company (27.1% ownership) +
Wisconsin River Power Company (50% ownership)+
WPS Investments, LLC (approximately 14.11% ownership)+
American Transmission Company LLC (approximately 34.06% ownership)+
ATC Management Inc. (32.11% ownership)+

All affiliated companies listed are 100% owned except as noted otherwise.
+	Formed under Wisconsin law